     As filed with the Securities and Exchange Commission on July __, 2000
                                                    Registration No. 333-_______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            ______________________
                                   Form S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            ______________________
                      Mediacom Communications Corporation
             (Exact name of registrant as specified in its charter)

               Delaware                                       06-1566067
(State of incorporation or organization)                  (I.R.S. Employer
                                                        Identification Number)

                             100 Crystal Run Road
                          Middletown, New York 10941
             (Address of registrant's principal executive offices)

                            ______________________

     MEDIACOM COMMUNICATIONS CORPORATION 1999 EMPLOYEE STOCK PURCHASE PLAN
                             (Full title of plan)

                               Rocco B. Commisso
                     Chairman and Chief Executive Officer
                      Mediacom Communications Corporation
                             100 Crystal Run Road
                          Middletown, New York 10941
           (Name, address and telephone number of agent for service)

                                With a copy to:

                           Robert L. Winikoff, Esq.
                            Joseph H. Schmitt, Esq.
                Cooperman Levitt Winikoff Lester & Newman, P.C.
                               800 Third Avenue
                           New York, New York 10022
                                (212) 688-7000
                              Fax: (212) 755-2839

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                      Proposed Maximum    Proposed Maximum    Amount of
      Title of Securities               Amount to      Offering Price    Aggregate Offering  Registration
        to be Registered              be Registered     Per Share (1)          Price             Fee
-----------------------------------------------------------------------------------------------------------
 Class A common stock, $.01 par
 value per share.................    1,000,000 shares   $15.78125          $15,781,250         $4,166.25
===========================================================================================================

(1) Estimated pursuant to Rule 457(h)(1) under the Securities Act of 1933 solely for the purpose of calculating the registration fee.

================================================================================

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Mediacom Communications Corporation (the "Registrant") with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     (a) Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (b) Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000; and

     (c) Registrant's Registration Statement on Form 8-A (File No. 0-29227) containing a description of Registrant's Class A Common Stock, par value $.01 per share (the "Common Stock").

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock registered hereby has been sold or which deregisters such Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

     The Common Stock of the Registrant is registered under Section 12 of the Exchange Act.


Item 5.  Interests of Named Experts and Counsel.

     Members of Cooperman Levitt Winikoff Lester & Newman, P.C., counsel to the Registrant, beneficially own in the aggregate 53,250 shares of Common Stock.


Item 6.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's by-laws provide for indemnification by the Registrant of any director or officer (as such term is defined in the by-laws) of the Registrant who is or was a director of any of its subsidiaries, or, at the request of the Registrant, is or was serving as a director or officer of, or in any other capacity for, any other enterprise, to the fullest extent permitted by law. The by-laws also provide that the Registrant shall advance expenses to a director or officer and, if reimbursement of such expenses is demanded in advance of the final disposition of the matter with respect to which such demand is being made, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Registrant. To the extent authorized from time to time by the board of directors of the Registrant, the Registrant may provide to any one or more employees of the Registrant, one or more officers, employees and other agents of any subsidiary or one or more directors, officers, employees and other agents of any other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred in the by-laws of the Registrant on directors and officers of the Registrant or any subsidiary or other enterprise. The by-laws do not limit the power of the Registrant or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to the by-laws. The Registrant intends to enter into agreements with certain directors, officers and employees who are asked to serve in specified capacities at subsidiaries and other entities.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's restated certificate of incorporation provides for such limitation of liability.

     The Registrant maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


Item 7.  Exemption From Registration Claimed.

     Not Applicable


Item 8.  Exhibits.

     4      Mediacom Communications Corporation 1999 Employee Stock Purchase
            Plan (1)

     5      Opinion of Cooperman Levitt Winikoff Lester & Newman, P.C.

     23(a)  Consent of Arthur Andersen LLP

     23(b) Consent of Cooperman Levitt Winikoff Lester & Newman, P.C. (reference is made to Exhibit 5 herein)

______________

(1) Filed as an exhibit to the Registration Statement on Form S-1 (File No. 333-90879) of the Registrant and incorporated herein by reference.


Item 9.  Undertakings.

     (a)  The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

               provided, however, that the undertakings set forth in paragraphs
               (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
               Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the restated certificate of incorporation and by-laws of the Registrant and the provisions of the Delaware law described under Item 6 above, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on the 10th day of July, 2000.

                              Mediacom Communications Corporation


                              By: /s/ Rocco B. Commisso
                                  ________________________________________
                                  Rocco B. Commisso, Chairman and Chief
                                  Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.


       SIGNATURE                            TITLE                     DATE
       ---------                            -----                     ----

/s/ Rocco B. Commisso
_________________________   Chairman and Chief Executive Officer   July 10, 2000
Rocco B. Commisso           (principal executive officer)


/s/ Mark E. Stephan
__________________________  Senior Vice President, Chief Financial July 10, 2000
Mark E. Stephan             Officer, Treasurer and Director
                            (principal financial officer and
                            principal accounting officer)


/s/ William S. Morris III
__________________________  Director                               July 10, 2000
William S. Morris III


/s/ Craig S. Mitchell
__________________________  Director                               July 10, 2000
Craig S. Mitchell


/s/ Thomas V. Reifenheiser
__________________________   Director                              July 10, 2000
Thomas V. Reifenheiser


/s/ Natale S. Ricciardi
__________________________   Director                              July 10, 2000
Natale S. Ricciardi


/s/ Robert L. Winikoff
__________________________   Director                              July 10, 2000
Robert L. Winikoff